Exhibit 99.2

Thomas Group
Second Quarter 2006 Conference Call
July 21, 2006

Operator:
Excuse me.  We now have our speakers in conference.  Please beware that each of your lines is currently in a listen-only mode.  At the conclusion of the presentation we’ll open the floor for questions and at that time instructions will be given if you would like to ask a question.

I would now like to turn the conference over to Michael Barhydt.

Michael Barhydt — Thomas Group
Thank you, Jeff.  Good morning.  This is Michael Barhydt with Thomas Group.  Welcome to the 2006 second quarter earnings conference call for Thomas Group of Irving, Texas.

Representing the company today will be Jim Taylor, President and Chief Executive Officer; and David English, Chief Financial Officer.

Following management’s comments, there will be time for questions.  The company’s second quarter 2006 earnings announcement was released Thursday, July 20th.  If you did not receive this release, please call our office at 1-800-826-2057 and dial extension 4438 for Lisa Clark.  Lisa will fax or e-mail to you a copy of the release.

That number again is 1-800-826-2057, extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information.  Statements in this discussion that are not strictly historical are forward-looking statements which should be considered as subject to the many uncertainties that exist in the company’s operations and business environment.

These uncertainties, which include economic and business conditions that may impact clients and the company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors and the like are set forth in the company’s filings from time to time with the Securities and Exchange Commission, including the company’s Form 10-Q for the year-ended December 31st, 2005.

Except as required by law, the company expressly disclaims any intent or obligation to update any forward-looking statements.  Now here is Jim.

Jim Taylor — Thomas Group - CEO:
Thanks, Mike.  And good morning to all of you.  I’m extremely pleased with our results this quarter.  As we mentioned in our earnings release, this quarter was our second consecutive quarter of double digit revenue percentage growth.  Our revenue grew 14% during the first quarter of this year, and another 17% during the second quarter.  For the first half of the year, our revenues are up 47% from 2005.  We increased the number of programs in the scope of some existing programs during the second quarter, both in the U.S. government and commercial sectors.

In our government sector, we have embarked on two new programs with the Navy and continued to deliver significant value to the U.S. government and our recently expanded programs.  80% of our year-over-year revenue growth has come from our government sector.  In commercial, we have expanded our programs with Amtrak during the second quarter, and landed our first contract in over a year in Asia with a company called Winner, who is a successful, growing garment manufacturer located in both Hong Kong and China.  Although this is a small initial program, we are excited to regain some traction in Asia where we have had great success in the past with companies like Esquel, Li and Fong, VSC and others.

In recent years we have had significant operations in both Europe and Asia.  Unfortunately, hard economic times in Europe have made it more profitable for us to focus on U.S. business.  However, we’re always looking for profitable ways to reenter the European market.  As for Asia, we have maintained a low cost presence in Hong Kong and continue to work our relationships that will rebuild our business in Asia.

As for our profitability, we continue to follow our business model of high utilization of our results, while controlling costs.  Our high utilization discipline resulted in a 51% gross margin, which is higher than a majority of consulting companies.  We achieve this in two ways:  First, by ensuring that our results are deployed on revenue generating programs and maintaining only a minimal bench, and second we add to our consulting work force only as we need to drive revenue increases.

Our year-over-year increase in net income is attributable to higher revenues and maintaining our gross margins, closing unprofitable operations in Europe last year and only adding SG&A as necessary in order to support this revenue growth.  As David will discuss in a minute, our growth in pretax income is even more dramatic than our growth in net income and earnings per share.

Our confidence in the future of Thomas Group is reflected in the 50% increase in our annual dividend that was announced in June.  In December of 2005, we declared our first-ever dividend of 5 cents per quarter.  And now, six months later, we increased the dividend to 7.5 cents per quarter.  Another event during the second quarter was our addition to the Russell Microcap index.  We anticipate our visibility to investors and institutions will increase as a result of inclusion in the Russell Index.  I am pleased with our performance compared to prior periods and also compared to our industry.  While the consulting industry was projected to grow 6% this year, we have already grown 33% and continue to outpace our industry in almost every measure of profitability, return on assets and equity.  Thomas Group under the business model that has served us so well in the past couple of years, our visibility will continue to increase in and our shareholders will continue to enjoy increased value in their stock.  And now here’s David.

David English — Thomas Group - CFO:
Thank you, Jim.  Revenue for the second quarter of 2006 was $15.6 million, which represents a 17% increase over the previous quarter and a 33% increase over the second quarter of 2005.  We increased both the number of programs and the scope of some existing programs during the second quarter, both in U.S. government and commercial sectors.  Let’s talk about net income and earnings per share.  Due to year-over-year changes in discontinued operations and our effective income tax rate, the best comparison of our business to prior periods is net income from continuing operations before income taxes.  Net income from continuing operations before income taxes was $4.1 million in the second quarter of 2006, which represents a 37% increase from the previous quarter, and a 17% increase when compared to the second quarter of 2005.  When looking at earnings per share, it is especially important to understand the impact that income taxes and discontinued operations had on our comparisons to prior periods.  The increase in income taxes resulted from a 3% income tax rate in the second quarter of last year due to tax benefits generated prior to ’05, compared to being fully taxed at 38% in the second quarter of this year.

This increase is partially offset by the savings realized by discontinuing our former operations in Switzerland last year.  With all that said, net income for the second quarter of 2006 was $2.6 million, or $0.23 per diluted share, compared to 3.1 million or $0.29 per diluted share in the second quarter of 2005.  For the first six months of 2006, net income was $4.7 million, or $0.43 per diluted share, compared to $3 million, or $0.28 per diluted share for the first six months of 2005.  This is a 57% year over year increase.  We expect our tax rate for the remaining quarters of 2006 to remain at 38% as we discussed in our first quarter conference call.

Gross profit margins for the second quarter were 54%, compared to 59% for the second quarter of 2005.  If you were with us in 2005, you may remember that the second quarter of ’05 included approximately $1 million in revenue for which the cost was incurred in the first quarter of 2005 due to the timing of a contract signing.

This boosted our second quarter margin last year by seven points.  SG&A expenses for the second quarter of 2006 were $4.4 million, or 28% of revenue, compared to $3.3 million or 28% of revenue for the second quarter of last year. The dollar increase is primarily attributable to increases in commercial selling costs and stock-based compensation.  As Jim said, we carefully add costs only as necessary to support revenue growth, understanding that one of the keys to our success is our ability to adjust costs to varying revenue levels and maintain profit margins.

Cash flows provided by operating activities for the first six months of 2006 was $3 million, coming primarily from profits.  In addition, we generated $0.9 million in cash and tax benefits upon the exercise of stock options.  We then used $0.3 million to invest in upgrades to office and computer equipment, and used $1.1 million to pay dividends.  The net increase in cash during the first six months of 2006 was $2.5 million, resulting in an ending cash balance at June 30 of $6.0million.  This compares favorably to the first half of 2005 for a cash decrease $37,000 during the period, primarily due to debt reduction and the funding of trade accounts receivable.  Although we have not utilized $5.5 million line of credit since June of last year we continue to have its ability and will use it as needed for growth.

During the second quarter of 2006, we signed $7.7 million of new and extended business, pushing our total for the year to $30.1 million.  Backlog at June 30 was $15.8 million, all of which is contracted for 2006.  Backlog does not include option years of existing projects.  Backlog may not always represent the full scope of the client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing.

Now I will turn the call over to our moderator for any questions you might have.

Operator:  (Caller instructions) first question comes from Chris McCampbell from Stifel Nicholas.

<Q>:  Great quarter, guys.  In the past the revenue has been kind of like a stair step where you generate a little bit more business in the quarter and then your business is kind of plateau during the next quarter.  Could you give us a little more color on the nature of the business, is the business you’ve done to this point, will that plateau as well and you can grow from that, or could you maybe tell me what to expect?

Jim Taylor:  Well, sure.  I think you’ve described it accurately.  It’s a stair step process.  If I can take us back to a few years where we plateau for about three years to around $30 million, we started building on existing and new clients.  And as we first go in and do an assessment, it may take us four to six to eight weeks, from that we expand into programs.  That kind of silhouettes the stair stepping.  We will go into a client, do an assessment and then expand that into a six-month to a year option years, maybe two and three year program.  So we keep stepping that up, keep building our bases.  As you see from $30 million two years ago, we have grown to the level we are today, and that’s the platform we’ll continue to expand on going forward.  So each quarter allows us the foundation.  Maybe it’s a quarter and a half to two to keep expanding the business on our organic basis.

<Q>:  Okay.  Can you maybe give us a little more color on the corporate side?  Looks like y’all have done a good job in growing commercial.  Can you comment a little bit more on that?

Jim Taylor:  Yeah, what we have done is reached out and found some, what we call some high visibility subject matter people who have a very impressive background.  And recently this year we were able to bring on Terry Stinson out of the aerospace industry with his high visibility.  He’s allowing us to reach out even further and developing commercial business.  We are building relationships and really bottom line consulting.  That’s where business starts is with relationships.  And those don’t happen overnight.  So seeds that we planted in the last two years, three years, along with bringing on subject matters like Terry and Gary Morrison in the medical and others, have allowed us to start reaping the benefits of those relationships and getting potential clients to become actual clients.

And I think we’re seeing that in many areas, both with Amtrak, both with GDAHC, which is the healthcare in Detroit and others.  Asia is a fine example.  We have been planting a lot of seeds back in the Hong Kong China area and Winner is the first indication, that’s the name of the client, of us reaping that benefit and getting into a small program that will hopefully lead to other things.  So the commercial business is kind of like planting a crop out there.  It’s starting to grow.  The seeds are coming through the ground, and we’re seeing some real good opportunities in commercial area now.

<Q>:  Great.  Thanks.

Operator:  (Caller instructions) our next question is from Bill Sutherland from Boenning and Scattergood.

<Q>:  Good morning.  Thanks for taking the question.  While we’re on the commercial focus for a second, what verticals do you expect to be the most significant in the near term, Jim?

Jim Taylor:  I think in the near term we’re going to see, in probably three areas, first in transportation.  We’re doing a lot of focus on transportation.  Not just in the Amtrak and rail side, which is a very important client for

us.  But we’re going to see it in other parts of transportation that kind of crosses over into the maybe one might consider aerospace.  We’re looking at the airline industries.  We’re talking with them.  We’re having deep discussions with the airline industry and related support groups in the airline industry that do for example maintenance repair and overhaul.  So I think that transportation is one you’re going to see.  Healthcare is another.  We have several proposals outstanding that we’re hoping to hear from soon, with healthcare providers, insurers and other support groups in the healthcare industry, where process improvement is really needed.  And then the other third side might be more in the technology semiconductor, where we’re seeing interest again being raised about improving process improvement and design to development.  Those are probably short-term the three verticals I see Bill.  I think you will see longer term hopefully some interest in the retail side, especially around the supply chain as it goes to their extended enterprise.  Overseas and beyond.  But those are probably the three, four main areas.

<Q>:  Well, I sure hope you have some success with both rail and airline.  What were the consultants at the end of the period, the number of consultants?  It was approximately 114 consultants that were on programs at the time.

<Q>:  I thought you had added in February, did I — was that just not a net add when I saw the —

Jim Taylor:  We added about eight in February.  We added one or two more in the second quarter.  That should be, I’ll check the numbers again but it should be right around 114, 115 right in that number.  We should have about a total of 150 people when you include everybody.

<Q>:  Sure.  I just — I’ll get it from David.  I just kind of wanted to see how the increases occurred last year, because I know you started ’05 with around 70.

Jim Taylor:  I think it was around 70 to 75, somewhere in that number, yes.

<Q>:  Remind us again Jim the utilization levels that you all would like to try to stay within.

Jim Taylor:  Yeah, let me give you our utilization and roughly the industry.  We’re probably, and we don’t — I don’t have the exact statistics, but it’s about 93 to 95% utilization of our work force.  There’s always a downtime between when a program starts or when it finishes to when the next one starts, et cetera.

Industry is somewhere between 68% and maybe as high as 80% for some.  So we’re much higher.  We’re pretty well full utilization.

<Q>:  And as you bring on these subject matter experts, do you expect them to have the same kind of utilization or will they be more of a marketing role as well?

Jim Taylor:  Well, they kind of wear those two hats, Bill.  They go on programs.  They help us maybe drive in some subject matter areas a little bit quicker, but they also do help us in the sales role.  And that’s what Terry Stinson is doing, Luke Gill is doing who is in aerospace.  Gary Morrison in healthcare.  They kind of jump on both sides of that sales as well as delivering results.

<Q>:  Okay.  And then last, you mentioned two new programs with the Navy.  And just curious about those.  And can you just, again, give us a little sense of the programs that, not the programs but the scope of your work with the Navy?

Jim Taylor:  Well, what we’re doing with the Navy, the two new programs are with the Marines and with The Reserves component.  What we’re doing with the Navy is helping them reach their goals of cost wise readiness or readiness at a cost factor.  Our Navy is very conscious of the fact that they have a obligation to meet readiness.  So much aircraft availability, so much ship availability, submarines, et cetera, work force.  But that has a cost to it.

And the Navy is has focused on delivering maximum availability for war fighting, but at the same time at a cost that is controllable and attainable to get maximum usage of that.  So we’re helping them get more aircraft, more manpower available at the right cost.  And that’s in essence what we’re doing.  We’re delivering more to the fleet, more aircraft availability, more ship availability at a proper time and reducing the time it takes them to do maintenance repairs and overhauls.

<Q>:  So basically your growth there is simply moving to different, you know, sections within the Navy, essentially?

Jim Taylor:  Yes.  If you could think of a large corporation, you know, a fortune 50 kind of company, you can look at us in the Navy in various divisions or subsidiaries of this large company.  We’re in the Naval aviation side, which has everything to do with the aircraft and the support that goes around flying airplanes to the ship enterprise, everything that has to do with things involving ship maintenance repairs, assignments, to subsurface, where we have submarines and now also into training in the Navy.  So those are like big huge subsidiaries or departments within the Navy that we deal with.

<Q>:  Okay.  Thanks for the detail, Jim.

Operator:  Our next question comes from Tom McGuire, private investor.

<Q>:  Good morning, guys.  Good quarter.  Following up on Bill’s question about the results [indiscernible] you add 114.  Are you looking to add currently and if so when can we see more results coming on or just kind of give me the thoughts on that.

Jim Taylor:  Okay.  Well, Tom, let me give an update because I was just slipped a note and I was off a little bit.  We’re 119 resultants.  So Bill there’s where we are too.  What we do and how we figure out to hire people as we go clients and to do proposals and assessments, we start looking to, I don’t want to use the word predict, but determine the likelihood of success in those in leading to programs.  As each week passes we determine the success.  We determine the skills that are going to be needed to implement the results for our new program and we start looking for those skill sets both internally and externally to see how we can match up.  And then we start to recruit or reassign people in anticipation of those programs happening.

So we have a tendency to look out two, six, eight, 12 weeks and then start to recruit or talk to people to coming back to Thomas Group who have been here before, people who are subject matter, who have talked to us and would like to join us or people who just have a skill set that we’re looking for and we have talked to those people and we start to bring them in and form a training class.  It takes us about two to four weeks to finish that recruiting process.  It takes us about two weeks to train those people once they’re on board.  And then they’re immediately assigned at the end of that time to a program.  So beginning to end it’s six, seven weeks out that we get these things started and put people on.  And all of them are assigned to revenue generating programs.

So does that kind of outline how it works, Tom?

<Q>:  So you’re always looking for the right person?

Jim Taylor:  We are constantly looking, talking, interviewing and there will be someone out there as an example that has a skill set that we need and we bring them on board and then do a one-on-one training as opposed to a class training.  We never want to miss up an asset that may not fit our timing.  So we’ll bring those 1s and 2s on as well.  But we’re constantly looking.

<Q>:  My next question involves the gross margin.  A couple of conference calls ago you guys kind of indicated that a 50% plus gross margin is not sustainable.  You’re going to model, model like 48% and so I believed you.  Then you come in here with a 50% plus gross margin.  So going forward, what should we do in terms of modeling the gross margin?

David English:  We still believe as our business grows in order to get everywhere we want to go in commercial and government that we have to do some creative things.  So I would still say the 48 and 50 is more indicative of what you can look at long-term.  But we’ve just been fortunate to continue to negotiate our fixed fee model that seems to work so well for us.  And we’ve just — we’ve done a good job the past two quarters.  But I don’t want to build unreasonable expectations for people that they’ll see 52, 55% margins as we grow, because I don’t think that’s realistic, particularly.

Jim Taylor:  And also, Tom, of a race car, we have been running this race car pretty fast and people have really been doing double duty extending themselves and that’s great and it’s wonderful and we have compensated them accordingly.  But we don’t want to run that horse that car too long at that speed.  We’re getting to where we want to be as we go forward and I think David is correct, we’ll get back on a long-term basis closer to that 50%.  But short-term we’ve had the benefit of really people putting an extra effort into producing the margins we’ve got.

<Q>:  Okay.   Related question, as you continue to grow, is a 95% utilization rate too high?  I mean you can’t sustain that forever.  But you certainly can sustain a utilization rate that’s one of the highest in the industry.  But that would be — I mean we’re talking, does the 95 go down to 80 or 85, just give me some feeling there too.

Jim Taylor:  I think you’re correct.  As we grow this and we add to our19 resultants and that goes up and as a program starts, one of the problems you have is the client says we’ll make the decision Friday.  And when Friday comes they said well, Bill, Fred, Sally is on vacation, it will be next week.  So you’ll have delays in starting assessments, programs.  There are a variety of business reasons why things always don’t start on time.  Resultant in that, we have people who are on chargeable programs.  And as we expand it, the theory of large numbers, we just get more exposure.

I think that our utilization rate will always be in at least the 85% plus range going forward because of our philosophy and business model.  But I think it’s not going to drop suddenly overnight.  I think as we expand on wards and upwards you’ll see it slowly move to a 95 to a 3 to a 2 to a 1, that kind of thing.  But I don’t think in this business model we’ll get much below an 85.

<Q>:  Good quarter.  Thanks very much, guys.

Jim Taylor:  Thanks Tom.

Operator:  Next question comes from Don Burgess from Barrington Capital.

<Q>:  Good morning, thank you. The question has to do with cash and you’re building a cash balance, excellent cash flow in the first half and it seems that you have very low relatively CAPEX needs and you then, growing the dividend aggressive in that area.  And my question is what do you see as possibilities as other uses of cash going forward?

Jim Taylor:  Well, I think that’s exactly the avenue management is looking at now what is the best utilization of that cash, and our short-term response was that the company didn’t need it for operations.  The shareholders ought to participate in that so we upped our dividend.  We have to look now at rebuilding our CAPEX model here that we’ve really run on empty for almost the last four to four and a half years.  I don’t see a major investment in things.  But we have to look at new offerings.  We have to look at marketing programs.  We have to look at some technology improvements, and as we do that, you know, that’s going to use up some of our cash.  A second, as we get more into the commercial side of the business, our days sales outstanding will probably expand.  Currently we’re in 40 day sales outstanding, and the commercial world that will probably expand out by 10 to 15 plus days.  And so more cash will be needed front end, and we’re being very cautious on how that growth might come.

So that’s two to three areas that were significant in looking that might need cash in the near term.

<Q>:  Okay.  Thank you.

Operator:  Thank you, and sir, there are no more questions in the queue at this time.

Michael Barhydt:  Thank you, Jim.  If there are no additional questions at this time, we want to thank you for your time and participation today.  If you missed any part of this call or have an associate who is not able to listen to the call a replay line will be available by 5 p.m. today and will run for 30 days.  U.S. callers may call 877 919-4059 and international callers may call 334 323-7226.  Conference call replay pass code is 21163160 followed by the pound sign.  Again, thank you for your interest in Thomas Group.  Have a great day.

Operator:  Thank you.  This does conclude our teleconference for the day.  You may now disconnect.